Exhibit 99.1

Exela Technologies, Inc. Reports Third Quarter 2019 Results

Announces Debt Reduction and Liquidity Improvement Initiative

•                  Revenue of $372.9 million, representing a decline of 2.6% on a reported basis and 1.9%(1) on a constant currency basis from Q3 2018

•                  Operating loss of $(96.9) million, including a $99.7 million non-cash impairment charge, compared with operating income of $6.4 million in Q3 2018

•                  Net loss of $(133.4) million

•                  EBITDA(2) of $(70.3) million

•                  Adjusted EBITDA(3) of $58.5 million on a reported basis; $58.7 million on a constant currency basis

•                  Debt reduction and liquidity improvement initiative approved; intended to increase liquidity to approximately $125 to $150 million from $50.4 million(4)  and to repay debt with a target reduction of $150 to $200 million

Irving, TX— November 12, 2019 — Exela Technologies, Inc. (“Exela” or the “Company”) (NASDAQ: XELA), a location-agnostic global business process automation (“BPA”) leader across numerous industries, announced today its financial results for the third quarter ended September 30, 2019.

“We continue to see good momentum in our business from recent client wins and our pipeline growth remains solid. Our Digital NowSM strategy is adding to our growth, as clients increasingly recognize that digital transformation is essential to remain competitive and improve operating efficiencies,” said Ronald Cogburn, Chief Executive Officer of Exela. “Nevertheless, we are not satisfied with our performance and are taking a comprehensive look at our business and market opportunities in order to focus on where Exela is best-positioned for stable, profitable growth, while at the same time improving our financial flexibility. The debt reduction and liquidity improvement initiative we are announcing today is consistent with this strategy and is intended to improve our financial position and increase our stockholder value.”

“Our revenue excluding the previously announced low-margin client exit (“LMCE”) and pass through revenues from postage and postage handling with either zero or nominal margins (“pass through revenue”), grew 2.4% in the third quarter and 3.2% year to date(5). We are pleased with this improving trend, which is reflective of our efforts to drive our high-value, recurring revenue businesses,” stated Jim Reynolds, Chief Financial Officer of Exela.

Mr. Reynolds continued, “Taking into account our consolidated third quarter results, the continued unpredictable nature of our revenue from postage, a slower ramp of certain new projects, and longer than expected sales cycles, we are updating our 2019 guidance. We now expect 2019 revenue of $1.55 billion to $1.56 billion and Adjusted EBITDA of $255 million to $265 million. We remain highly focused on our initiatives to grow our core lines of business and to generate incremental cash flow through an emphasis on our expense savings and optimization plans.”

Third Quarter 2019 Financial Highlights

•                  Revenue: Revenue was $372.9 million, a decline of 2.6% from $383.0 million in the third quarter of 2018. Revenue for the Information and Transaction Processing Solutions (“ITPS”)

segment was $292.0 million, a decline of 5.0% year-over-year, driven primarily by the previously announced exit of a low margin contract offset by growth from existing customers and new contract ramps. Healthcare Solutions (“HS”) revenue was $62.1 million, an increase of 9.4% year-over-year, consistent with expectations, and driven primarily by new client growth and increased volume with existing clients. Legal and Loss Prevention Services (“LLPS”) revenue was $18.8 million, consistent with the third quarter of 2018.

Revenue excluding the LMCE and pass through revenue was $309.3 million in the third quarter of 2019 and $959.5 million in the first nine months of 2019, representing growth of 2.4% and 3.2%, respectively, over the comparable prior year periods.

•                  Operating income / (loss): Operating loss for the third quarter of 2019 was $(96.9) million, compared with operating income of $6.4 million in the third quarter of 2018, primarily driven by non-cash goodwill and trade-name impairment charges of $99.7 million along with lower revenue and higher SG&A expenses that were offset by lower amortization costs.  The non-cash goodwill and trade-name impairment charges incurred in the third quarter were related to the write-down of the carrying values of the ITPS and LLPS segments.

•                  Net Loss: Net Loss for the third quarter of 2019 was $(133.4) million, compared with a net loss of $(28.9) million in the third quarter of 2018.

•                  Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2019 was $58.5 million, a decline of 15.1% as compared to Adjusted EBITDA of $68.9 million in the third quarter of 2018. Adjusted EBITDA margin for the third quarter of 2019 was 15.7% compared to Adjusted EBITDA margin of 18.0% in the third quarter of 2018. The decrease in third quarter 2019 Adjusted EBITDA was mainly driven by lower revenue in the ITPS segment along with higher SG&A spend and foreign currency losses offset by continued realization of savings flow-through.

Adjusted EBITDA margin, based on revenue excluding the LMCE and pass through revenue, was 18.9% in the third quarter of 2019 and 21.1% in the first nine months of 2019, compared with 22.8% and 22.4% in the comparable prior year periods.

•                  Capital Expenditures: Capital expenditures for the third quarter of 2019 were 1.8% of revenue compared to 1.7% of revenue in the third quarter of 2018.

•                  Common Stock: As of September 30, 2019, there were 156,101,818 total shares of common stock outstanding which includes 5,402,954 shares reserved for outstanding preferred shares on an as-converted basis.

•                  Share buyback: During the third quarter of 2019, the Company did not purchase any shares of common stock. Cumulative shares repurchased under the Company’s share buyback program total 2,787,147 since program inception.

•                  Total employees as of September 30, 2019 were 22,715 as compared to 23,501 as of June 30, 2019. The decrease in employees is primarily in the Americas and mostly attributable to savings initiatives.

•                  82% of third quarter 2019 revenue was in the Americas and 18% was in Europe.

Balance Sheet and Liquidity

•                  At September 30, 2019, Exela’s total liquidity was $50.4 million and total net debt was $1.485 billion.

Debt Reduction and Liquidity Improvement

Exela today announced that its Board of Directors has adopted a debt reduction and liquidity improvement initiative (“Initiative”). This new Initiative is part of the Company’s strategic priority to position the Company for long-term success and increased stockholder value.  As part of the Initiative, the Company is taking steps in the near term to increase its liquidity to approximately $125 to $150 million, which would allow it to increase its overall financial flexibility.

To fund the debt reduction, the Company is pursuing the sale of certain non-core assets.  The businesses for which Exela is considering alternatives are not central to the Company’s long-term strategic vision, and any potential action with respect to these operations would be intended to allow the Company to better focus on its core businesses. The Company has retained financial advisors to assist with the sale of select assets.

The Company expects to use the net proceeds from the Initiative for the repayment of debt, with a target reduction of $150 to $200 million.  Exela expects that announcement of specific transactions that are part of the Initiative will commence in the fourth quarter of 2019 or the first quarter of 2020.  Exela has set a two-year timetable for completion of the Initiative.  Exela does not intend to comment further unless and until there is a specific transaction to announce.  There can be no assurance that the Initiative or any particular element of the Initiative will be consummated or will achieve its desired result.

Updated 2019 Guidance

•                  Revenue range of $1.55 billion to $1.56 billion.

•                  Adjusted EBITDA range of $255 million to $265 million.

•                  Capital expenditures as percent of revenue of approximately 2.5%.

•                  Capital allocation to be prioritized towards debt pre-payment.

•                  Net leverage expected to be approximately 4.0x at year-end.

Note: Guidance is based on constant currency.

Note on Outlook: The Company has not forecasted net income/(loss) on a forward-looking basis due to the high variability and difficulty in predicting certain items that affect GAAP net income/(loss). Adjusted EBITDA should not be used to predict net income/(loss) as the difference between the two measures is variable.

Please refer to the attached schedules for reconciliations. Due to rounding, numbers presented throughout this document may not add up precisely to the totals provided and percentages may not precisely reflect absolute figures.

(1) — Constant currency is a non-GAAP measure. A reconciliation of constant currency is attached to this release.

(2) — EBITDA is a non-GAAP measure. A reconciliation of EBITDA is attached to this release.

(3) — Adjusted EBITDA is a non-GAAP measure. A reconciliation of Adjusted EBITDA is attached to this release.

(4) —At September 30, 2019, total cash and cash equivalents was $10.3 million (including restricted cash not subject to legal restriction). The Company has a revolving credit facility of $100 million, of which an aggregate amount of $40 million was available after $21 million reserved for letters of credit.

(5) — Pass through revenue is defined as postage and postage handling revenue with either zero or nominal margins.  LMCE is defined as revenue from the low margin contract exit announced in the third quarter of 2018. A reconciliation of revenue net of pass through revenue and LMCE is attached to this release.

Earnings Conference Call and Audio Webcast

Exela will host a conference call to discuss its third quarter 2019 financial results today at 5:00 p.m. ET.  To access this call, dial 833-255-2831 or +412-902-6724 (international).  A replay of this conference call will be available through November 19, 2019 at 877-344-7529 or +412-317-0088 (international).  The replay passcode is 10136077.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.exelatech.com). A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website (http://investors.exelatech.com/) and will remain available after the call.

About Exela

Exela Technologies, Inc. (“Exela”) is a business process automation (BPA) leader, leveraging a global footprint and proprietary technology to provide digital transformation solutions enhancing quality, productivity, and end-user experience. With decades of expertise operating mission-critical processes, Exela serves a growing roster of more than 4,000 customers throughout 50 countries, including over 60% of the Fortune® 100.  With foundational technologies spanning information management, workflow automation, and integrated communications, Exela’s software and services include multi-industry department solution suites addressing finance and accounting, human capital management, and legal management, as well as industry-specific solutions for banking, healthcare, insurance, and public sectors. Through cloud-enabled platforms, built on a configurable stack of automation modules, and over 22,000 employees operating in 23 countries, Exela rapidly deploys integrated technology and operations as an end-to-end digital journey partner.

Find out more at www.exelatech.com

Follow Exela on Twitter: https://twitter.com/exelatech

Follow Exela on LinkedIn: https://www.linkedin.com/company/11174620/

About Non-GAAP Financial Measures: This press release includes constant currency, EBITDA and Adjusted EBITDA, each of which is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Exela believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial performance, results of operations and liquidity and allows investors to better understand the trends in our business and to better understand and compare our results. Exela’s board of directors and management use constant currency, EBITDA and Adjusted EBITDA to assess Exela’s financial performance, because it allows them to compare Exela’s operating performance on a consistent basis across periods by removing the effects of Exela’s capital structure (such as varying levels of debt and interest expense, as well as transaction costs resulting from the combination of Quinpario Acquisition Corp. 2, SourceHOV Holdings, Inc. and Novitex Holdings, Inc. on July 12, 2017 (the “Business Combination”) and capital markets-based activities). Adjusted EBITDA also seeks to remove the effects of integration and related costs to achieve the savings, any expected reduction in operating expenses due to the Business Combination, asset base (such as depreciation and amortization) and other similar non-routine items outside the control of our management team.  Optimization and restructuring expenses and merger adjustments are primarily related to the implementation of strategic actions and initiatives related to the Business Combination. All of these costs are variable and dependent upon the nature of the actions being implemented and can vary significantly driven by business needs. Accordingly, due to that significant variability, we exclude these charges since we do not believe they truly reflect our past, current or future operating performance. The constant currency presentation excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency revenue and Adjusted EBITDA on a constant currency basis by converting our current-period local currency financial results using the exchange rates from the corresponding prior-period and compare these adjusted amounts to our corresponding prior period reported results. Exela does not consider these non-GAAP measures in isolation or as an alternative to liquidity or financial measures determined in accordance with GAAP. A limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in Exela’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures and therefore the basis of presentation for these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Net loss is the GAAP measure most directly comparable to the non-GAAP measures presented here. For reconciliation of the comparable GAAP measures to these non-GAAP financial measures, see the schedules attached to this release.

Forward-Looking Statements: Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding our industry, future events, the estimated or anticipated future results and benefits of the Business Combination, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Exela management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties, including without limitation those discussed under the heading “Risk Factors” in Exela’s most recently filed Annual Report on Form-10-K filed with the Securities and Exchange Commission. In addition, forward-looking statements provide Exela’s expectations, plans or forecasts of future events and views as of the date of this communication. Exela anticipates that subsequent events and developments will cause Exela’s assessments to change. These forward-looking statements should not be relied upon as representing Exela’s assessments as of any date subsequent to the date of this press release.

Exela Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2019 and December 31, 2018 (Unaudited)

(in thousands of United States dollars except share and per share amounts)

	September 30,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$10,312	$25,615
Restricted cash	4,913	18,239
Accounts receivable, net of allowance for doubtful accounts of $7,021 and $4,359, respectively	260,438	270,812
Related party receivables	42	—
Inventories, net	16,996	16,220
Prepaid expenses and other current assets	22,695	25,015
Total current assets	315,396	355,901
Property, plant and equipment, net of accumulated depreciation of $171,913 and $154,060, respectively	119,469	132,986
Operating lease right-of-use assets, net	93,352	—
Goodwill	609,458	708,258
Intangible assets, net	374,445	407,021
Deferred income tax assets	15,830	16,225
Other noncurrent assets	13,557	19,391
Total assets	$1,541,507	$1,639,782

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current liabilities
Accounts payables	$93,815	$99,853
Related party payables	274	7,735
Income tax payable	—	1,996
Accrued liabilities	60,994	66,008
Accrued compensation and benefits	51,819	54,583
Accrued interest	24,602	49,071
Customer deposits	30,161	34,235
Deferred revenue	17,368	16,504
Obligation for claim payment	43,267	56,002
Current portion of finance lease liabilities	15,172	17,498
Current portion of operating lease liabilities	26,604	—
Current portion of long-term debts	37,237	29,237
Total current liabilities	401,313	432,722
Long-term debt, net of current maturities	1,367,583	1,306,423
Finance lease liabilities, net of current portion	24,159	26,738
Pension liabilities	26,667	25,269
Deferred income tax liabilities	12,677	11,212
Long-term income tax liabilities	2,892	3,024
Operating lease liabilities, net of current portion	71,661	—
Other long-term liabilities	7,866	15,400
Total liabilities	1,914,818	1,820,788
Commitments and Contingencies (Note 10)

Stockholders’ equity (deficit)
Common stock, par value of $0.0001 per share; 1,600,000,000 shares authorized; 153,486,011 shares issued and 150,698,864 shares outstanding at September 30, 2019 and 152,692,140 shares issued and 150,142,955 shares outstanding at December 31, 2018	15	15
Preferred stock, par value of $0.0001 per share; 20,000,000 shares authorized; 4,419,233 shares issued and outstanding at September 30, 2019 and 4,569,233 shares issued and outstanding at December 31, 2018	1	1
Additional paid in capital	482,018	482,018
Less: common stock held in treasury, at cost; 2,787,147 shares at September 30, 2019 and 2,549,185 shares December 31, 2018	(10,949)	(10,342)
Equity-based compensation	48,411	41,731
Accumulated deficit	(876,043)	(678,563)
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(7,786)	(6,565)
Unrealized pension actuarial losses, net of tax	(8,978)	(9,301)
Total accumulated other comprehensive loss	(16,764)	(15,866)
Total stockholders’ deficit	(373,311)	(181,006)
Total liabilities and stockholders’ deficit	$1,541,507	$1,639,782

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations for the three and nine months ended September 30, 2019 and 2018 (Unaudited)

(in thousands of United States dollars except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2019	2018	2019	2018
Revenue	$372,917	$383,030	$1,166,841	$1,186,579
Cost of revenue (exclusive of depreciation and amortization)	291,222	295,936	896,110	903,682
Selling, general and administrative expenses	50,372	44,913	151,884	137,231
Depreciation and amortization	27,114	35,041	82,326	109,428
Impairment of goodwill and other intangible assets	99,682	—	99,682	—
Related party expense	1,405	759	3,454	3,267
Operating income (loss)	(96,878)	6,381	(66,615)	32,971
Other expense (income), net:
Interest expense, net	39,747	38,339	117,778	114,883
Debt modification and extinguishment costs	—	1,067	1,404	1,067
Sundry expense (income), net	(10)	(2,571)	1,028	(4,961)
Other expense (income), net	581	(781)	4,965	(4,813)
Net loss before income taxes	(137,196)	(29,673)	(191,790)	(73,205)
Income tax (expense) benefit	3,769	733	(5,689)	(4,911)
Net loss	$(133,427)	$(28,940)	$(197,479)	$(78,116)
Cumulative dividends for Series A Preferred Stock	(884)	(914)	(2,712)	(2,742)
Net loss attributable to common stockholders	$(134,311)	$(29,854)	$(200,191)	$(80,858)
Loss per share:
Basic and diluted	$(0.89)	$(0.20)	$(1.33)	$(0.53)

Exela Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the nine months ended September 30, 2019 and 2018 (Unaudited)

(in thousands of United States dollars unless otherwise stated)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(197,479)	$(78,116)
Adjustments to reconcile net loss
Depreciation and amortization	82,326	109,428
Original issue discount and debt issuance cost amortization	8,730	8,062
Debt modification and extinguishment costs	1,049	—
Impairment of goodwill and other intangible assets	99,682	—
Provision for doubtful accounts	4,402	2,470
Deferred income tax provision	1,632	(3,689)
Share-based compensation expense	6,903	4,516
Foreign currency remeasurement	(173)	(2,040)
Loss (gain) on sale of assets	(191)	1,835
Fair value adjustment for interest rate swap	4,965	(5,456)
Change in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	3,501	(6,374)
Prepaid expenses and other assets	2,377	(5,770)
Accounts payable and accrued liabilities	(43,861)	(23,457)
Related party payables	(7,502)	(3,689)
Net cash used in operating activities	(33,639)	(2,280)

Cash flows from investing activities
Purchase of property, plant and equipment	(10,797)	(14,077)
Additions to internally developed software	(5,074)	(3,080)
Additions to outsourcing contract costs	(14,304)	(5,427)
Cash paid in acquisition, net of cash received	(5,000)	(6,513)
Proceeds from sale of assets	360	1,095
Net cash used in investing activities	(34,815)	(28,002)

Cash flows from financing activities
Third party debt modification and extinguishment costs	355	1,067
Repurchases of common stock	(3,480)	(4,899)
Borrowings from other loans	1,728	3,068
Cash paid for equity issuance costs	—	(7,500)
Net borrowings under factoring arrangement	(494)	—
Cash paid for withholding taxes on vested RSUs	(223)	—
Proceeds from senior secured term loans	29,850	30,000
Cash paid for debt issuance costs	(362)	(1,094)
Borrowings from senior secured revolving facility	130,500	30,000
Repayments on senior secured revolving facility	(91,500)	(30,000)
Principal payments on finance lease obligations	(13,598)	(12,594)
Principal repayments on senior secured term loans and other loans	(12,922)	(9,053)
Net cash provided by (used in) financing activities	39,854	(1,005)
Effect of exchange rates on cash	(29)	(554)
Net decrease in cash and cash equivalents	(28,629)	(31,842)
Cash, restricted cash, and cash equivalents
Beginning of period	43,854	81,489
End of period	$15,225	$49,647

Supplemental cash flow data:
Income tax payments, net of refunds received	$6,981	$5,296
Interest paid	131,773	136,396
Noncash investing and financing activities:
Assets acquired through right-of-use arrangements	9,352	9,318
Leasehold improvements funded by lessor	—	1,565
Accrued capital expenditures	1,083	1,994

Exela Technologies

Schedule 1: Reconciliation of Adjusted EBITDA and constant currency revenues (Unaudited)

Non-GAAP constant currency revenue reconciliation

	Three months ended		Nine months ended
($ in millions)	30-Sep-19	30-Sep-18	30-Sep-19	30-Sep-18
Revenues, as reported (GAAP)	$372.9	$383.0	$1,166.8	$1,186.6
Foreign currency exchange impact (1)	3.0		13.4
Revenues, at constant currency (Non-GAAP)	$375.9	$383.0	$1,180.2	$1,186.6

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and nine months ended September 30, 2018, to the revenues during the corresponding period in 2019.

Reconciliation of Adjusted EBITDA

	Three months ended		Nine months ended
($ in millions)	30-Sep-19	30-Sep-18	30-Sep-19	30-Sep-18
Net loss (GAAP)	$(133.4)	$(28.9)	$(197.5)	$(78.2)
Interest expense	39.7	38.3	117.8	114.9
Taxes	(3.8)	(0.7)	5.7	4.9
Depreciation and amortization	27.1	35.0	82.3	109.4
EBITDA (Non-GAAP)	$(70.3)	$43.7	$8.3	$151.0
Transaction and integration costs	1.2	0.2	4.2	2.1
Optimization and restructuring expenses	16.8	16.5	59.2	35.1
Gain / loss on derivative instruments	0.6	(0.8)	5.0	(4.8)
Other Charges	110.3	9.2	125.4	25.0
Adjusted EBITDA (Non-GAAP)	$58.5	$68.9	$202.1	$208.4
Foreign currency exchange impact (1)	0.1		1.1	—
Adjusted EBITDA, at constant currency (Non-GAAP)	$58.7	$68.9	$203.1	$208.4

(1) Constant currency excludes the impact of foreign currency fluctuations and is computed by applying the average exchange rates for the three months and nine months ended September 30, 2018, to the adjusted EBITDA during the corresponding period in 2019.

Schedule 2: Non-GAAP Revenue reconciliation & Adjusted EBITDA margin on Revenue net of pass through & LMCE (Unaudited)

Non-GAAP revenue reconciliation & Adjusted EBITDA margin on revenue net of pass through & LMCE

	Three months ended		Nine months ended
($ in millions)	30-Sep-19	30-Sep-18	30-Sep-19	30-Sep-18
Revenues, as reported (GAAP)	$372.9	$383.0	$1,166.8	$1,186.6
(-) Postage & postage handling	63.6	76.9	205.3	232.9
Revenue - Net of pass through (Non-GAAP)	$309.3	$306.2	$961.6	$953.6
(-) LMCE	—	4.2	2.1	24.3
Revenue - Net of pass through & LMCE (Non-GAAP)	$309.3	$302.0	$959.5	$929.3
Revenue growth %	2.4%		3.2%

Adjusted EBITDA (Non-GAAP)	$58.5	$68.9	$202.1	$208.4

Adjusted EBITDA margin	18.9%	22.8%	21.1%	22.4%

Contact: William Maina

E: ir@exelatech.com

W: investors.exelatech.com

T: +1 646-277-1236